Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, JULY 28, 2005

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS SECOND QUARTER 2005 RESULTS

Trexima™ NDA on Track for Q3 2005 Submission

Chapel Hill, N.C., July 28, 2005 — POZEN Inc. (NASDAQ: POZN), today announced results for the second quarter ended June 30, 2005.

Second-Quarter Results

POZEN reported a net loss of $4.1 million, or $0.14 per share on a fully diluted basis, for the second quarter of 2005, compared to net income of $11.3 million, or $0.38 per share on a fully diluted basis, for the second quarter of 2004.

For the second quarter of 2005, POZEN reported revenue of $2.0 million resulting from the amortization of upfront payments and other payments received pursuant to collaboration agreements for MT 100™, MT 300™ and Trexima™. Revenue for the second quarter ended June 30, 2004 was $16.9 million, which included a $15.0 million milestone payment received from GlaxoSmithKline (GSK) for commencement of the Phase III clinical trial activities for Trexima.

Operating expenses for the second quarter of 2005 totaled $6.3 million as compared to $5.7 million for the comparable period in 2004. The increase in operating expenses was primarily due to an increase in research and development costs associated with the PPI/NSAID (PN) exploratory development program and costs associated with public company activities.

At June 30, 2005, cash, cash equivalents and short-term investments totaled $37.2 million compared to $51.8 million at December 31, 2004.

Six-Month Results

POZEN reported a net loss of $9.5 million, or $0.33 per share on a fully diluted basis, for the six-month period ended June 30, 2005, compared with net income of $9.0 million, or $0.30 per share on a fully diluted basis, for the same period in 2004.

For the six months ended June 30, 2005, POZEN reported revenue of $4.0 million compared to $18.8 million for the same period in 2004. In the second quarter of 2004, the company received a $15.0 million milestone payment from GSK for the commencement of the Phase III clinical trial activities for Trexima.

Operating expenses for the six months ended June 30, 2005 were $14.1 million as compared to $10.0 million for the comparable period in 2004. The increase in operating expenses was due primarily to Trexima clinical and regulatory activities and costs associated with the PPI/NSAID exploratory development program and an increase in costs associated with public company activities.

Corporate Highlights

The Trexima New Drug Application (NDA) continues on track for submission in the third quarter of 2005. POZEN expects to receive a $20 million milestone payment from GSK in the fourth quarter of 2005. The milestone payment is triggered when the NDA is accepted for filing by the U. S. Food and Drug Administration (FDA).

The company has exercised its option agreement with Nycomed Danmark ApS providing POZEN with certain rights to lornoxicam, an NSAID currently marketed outside the United States. POZEN is exploring development of several product candidates containing lornoxicam, alone and in combination with other drugs, as potential treatments for pain or other indications. The option payment is $500,000.

As previously reported, POZEN is scheduled to meet with the FDA’s Peripheral and Central Nervous Systems Drugs Advisory Committee on August 4, 2005. Based upon recent correspondence from the FDA, we believe that the Advisory Committee will mainly discuss the potential risk of tardive dyskinesia, an involuntary neurological movement disorder, associated with the use of metoclopramide, one of the components of MT 100. The overall risk versus benefit of MT 100 in all migraine patients and in a specific subpopulation of migraine patients may also be discussed. The Advisory Committee meeting webcast link can be accessed at www.pozen.com.

Based on our understandings from our most recent communications with the FDA and given our understanding of the FDA’s current standards for approving migraine drugs, POZEN believes it is not possible to reverse the not approvable status of the NDA for MT 300. POZEN is in discussions with Valeant Pharmaceuticals North America (Valeant) regarding termination of our commercialization agreement for MT 300. The companies are currently trying to resolve a dispute as to whether a $1 million withdrawal fee is payable to Valeant under the agreement.

Financial Guidance

For the third quarter of 2005, POZEN expects total revenues to be approximately $1.9 million, and total operating expenses to be in the range of $6.5 million to $8.0 million.

For the 2005 year, POZEN expects total revenue to be approximately $28 million, including a $20 million milestone payment, payable by GSK upon the FDA’s acceptance for filing of the Trexima NDA. Total operating expenses for the 2005 year are expected to be in the range of $28 million to $30 million, including all costs to complete and submit the Trexima NDA.

Second-Quarter Results Webcast

POZEN will hold a webcast to present second quarter results and management’s outlook on Thursday, July 28, 2005 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercialization alliances with GlaxoSmithKline, Valeant Pharmaceuticals North America, a subsidiary of Valeant Pharmaceuticals International (formerly Xcel Pharmaceuticals, Inc.), and Nycomed Danmark ApS. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in Quarterly Report on Form 10-Q for the period ended March 31, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Licensing revenue	$1,958,885	$16,889,500	$4,011,375	$18,779,000
Operating expenses:
General and administrative	2,328,632	2,007,557	4,725,218	4,005,606
Research and development	4,003,467	3,671,996	9,331,252	6,043,964

Total operating expenses	6,332,099	5,679,553	14,056,470	10,049,570
Interest income, net	285,531	134,823	557,204	260,973

Net income (loss) attributable to common stockholders	$(4,087,683)	$11,344,770	$(9,487,891)	$8,990,403

Basic net income (loss) per common share	$(0.14)	$0.39	$(0.33)	$0.31

Shares used in computing basic net income (loss) per common share	28,915,511	28,786,486	28,914,116	28,671,070

Diluted net income (loss) per common share	$—	0.38	$—	0.30

Shares used in computing diluted net income (loss) per common share	—	29,704,675	—	29,776,949

POZEN Inc.

Balance Sheet

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,741,788	$51,764,129
Investments	19,467,365	—
Prepaid expenses and other current assets	445,464	1,064,032

Total current assets	37,654,617	52,828,161
Equipment, net of accumulated depreciation	296,625	467,688

Total assets	$37,951,242	$53,295,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$831,071	$2,330,349
Accrued compensation	1,425,776	1,182,848
Accrued expenses	1,041,014	1,626,829
Deferred revenue	7,865,000	8,680,092

Total current liabilities	11,162,861	13,820,118
Long-term liabilities:
Deferred revenue	4,573,000	7,764,978

Total liabilities	15,735,861	21,585,096
Total stockholders’ equity	22,215,381	31,710,753

Total liabilities and stockholders’ equity	$37,951,242	$53,295,849